Company Contacts:
                                        Bradley B. Buechler, President
                                          and Chief Executive Officer

                                        David B. Mueller, Executive V.P.
                                          and Chief Operating Officer


For Immediate Release:
Friday, September 27, 1996


              SPARTECH CORPORATION COMPLETES PURCHASE OF

                 THE NET ASSETS OF HAMELIN GROUP INC.


     ST. LOUIS, MISSOURI, September 27, 1996 -- Spartech Corporation
(NYSE-SEH) announced today the completion of its purchase of the net assets of Hamelin Group Inc.'s Extrusion, Color and Molding Divisions -- long-established manufacturers of extruded plastic sheet, color concentrates and molded food packaging, industrial & housewares products -- based in Montreal, Canada.
     Spartech's President and Chief Executive Officer, Bradley B. Buechler, stated, "This purchase, which includes two extrusion, one color and four molded products facilities, is of strategic importance in further strengthening our Spartech Plastics group -- expanding our share of the $1.1 billion North American Custom Extruded Sheet & Rollstock Market to approximately 34%.
 In addition, Hamelin's color concentrate facility and their molded products group will complement well our recent acquisition of Portage Industries and its significant volume in the growing plastics packaging industry."
     Mr. Buechler further stated, "Spartech now has total annual production capacity of approximately 600 million pounds in its three operating divisions
 -- extruded sheet & rollstock (400 million), merchant compounding (150 million) and molded products (50 million),
                                -more-
respectively -- with annualized sales of nearly $500 million. The acquisition price for Hamelin was approximately $57.7 million in cash and the assumption of certain liabilities."
     Spartech's Executive Vice President and Chief Operating Officer, David B. Mueller, stated, "Spartech currently plans on placing additional equipment and capital into the newly-acquired operations over the next 12-18 months. This should enhance production efficiencies and more fully utilize each acquired unit's current idle capacity which presently averages 15%-20%. Following such equipment modifications and planned improvements, the new businesses should be capable of producing operating income of 10%-12% annually."
     Spartech is a leading manufacturer of engineered thermoplastic materials and polymeric compounds which recently reported record fiscal 1996 nine months results of $287.0 million in Sales, Net Earnings of $13.6 million and Fully Diluted Earnings Per Share of $.55.

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